Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Dan Bachus
Chief Financial Officer
Grand Canyon Education, Inc.
602-639-6648
dbachus@gcu.edu
Media Contact:
Bill Jenkins
Grand Canyon Education, Inc.
602-639-6678
bjenkins@gcu.edu
GRAND CANYON EDUCATION, INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2009 RESULTS
Grand Canyon Education’s Annual Net Revenue up 62.4 Percent; Enrollment up 53.1 Percent;
Operating Income up 264 Percent
ARIZONA, February 18, 2010—Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited provider of online and campus-based post-secondary education services, today announced financial results for the three months and year ended December 31, 2009.
“We are very pleased with our financial performance for the fourth quarter and full year of 2009,” said Brian Mueller, Chief Executive Officer of Grand Canyon Education, Inc. “Our strategy continues to be a disciplined approach that reinforces our reputation for providing academically rigorous, career-oriented educational programs that advance the careers of our students. We continue to expand our degree offerings at our Phoenix campus, as well as online, in order to address the changing needs of our students. Over the past year, we have made strong investments in technology and infrastructure. These enhancements coupled with our disciplined approach to marketing, recruiting and retaining high quality students, helped drive our strong momentum and enabled us to finish the year with enrollment increasing 53.1% over 2008.”
Mr. Mueller continued, “We are excited about 2010, as we believe that Grand Canyon is well positioned in the education marketplace. Our online capabilities, combined with our more than 60-year heritage as a traditional campus-based university, differentiate us in the for-profit postsecondary market. Together, these attributes enhance the reputation of our degree programs among students and employers. We expect the strong growth in enrollment, net income and operating income to continue in 2010.”
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Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2009 Results
As a result of an increase in the number of start dates for courses offered to our students for the 2009-2010 academic year and in preparation for our conversion from a term-based to a non-term, borrower-based financial aid system, on July 1, 2009 we refined our revenue recognition methodology to recognize tuition revenue and most fees on a daily basis over the applicable period of instruction (the “days approach”). Previously, we recognized tuition revenue and most fees monthly over the applicable period of instruction (the “monthly approach”), which we believed resulted in revenue being recognized on a basis materially consistent with the days approach. However, upon adoption of the days approach, we noticed that while the monthly approach recognized revenue on a basis that materially approximated the annual revenue recognized under the days approach, it created materially different results in certain interim periods. Those differences were primarily the result of the timing of the start of the terms and scheduled breaks. As a result, we have restated our quarterly financial information for all periods prior to July 1, 2009 as a correction of an error to reflect revenue as if it had been recorded under the days approach for all prior interim periods. The restatement also reflects adjustments to the timing of recording of certain expenses, including salaries and benefits for faculty, revenue share and royalty arrangements and prior to its termination, the royalty payment to the former owner, to recognize those expenses as incurred on a basis commensurate with the term of the related course. A table summarizing the unaudited quarterly results of operations as originally reported and as restated for each of the four quarters of 2008 and the first two quarters of 2009 with the restated amounts reflecting amounts that would have been recorded had the days approach been used to recognize revenue and related expenses for all periods is presented following our student enrollment information in this press release.
For the three months ended December 31, 2009:
•	Net revenues increased 53.2% to $77.5 million for the fourth quarter of 2009, compared to $50.6 million for the fourth quarter of 2008.
•	At December 31, 2009 our enrollment was 37,709, an increase of 53.1% from our enrollment of 24,636 at December 31, 2008.
•
Operating income for the fourth quarter of 2009 was $17.9 million, compared to $2.9 million for the same period in 2008. The operating margin for the fourth quarter of 2009 was 23.1%, compared to 5.7% for the same period in 2008. Excluding the estimated exit costs associated with our previously announced closing of the Utah call center and the charitable contributions we made in lieu of state income taxes, operating income for the fourth quarter was $19.8 million and operating margin was 25.6% for the three months ended December 31, 2009.

•	Adjusted EBITDA increased 126% to $23.0 million for the fourth quarter of 2009, compared to $10.2 million for the same period in 2008.
•
The tax rate in the fourth quarter of 2009 was 37.2% compared to 27.6% in the fourth quarter of 2008. Excluding the $0.8 million of contributions made in lieu of state income taxes in both the fourth quarter of 2009 and 2008, our effective tax rate would have been 39.8% and 45.6% in the fourth quarter of 2009 and 2008, respectively.

•	Net income increased 574% to $11.2 million for the fourth quarter of 2009, compared to $1.7 million for the same period in 2008.
•
Diluted net income per share was $0.24 for the fourth quarter of 2009, compared to $0.04 for the same period in 2008. Excluding the estimated exit costs of $1.2 million, net of taxes of $0.5 million, diluted net income per share was $0.26 for the fourth quarter of 2009.

For the fiscal year ended December 31, 2009:
•	Net revenues increased 62.4% to $261.9 million for fiscal 2009, compared to $161.3 million for fiscal 2008.
•
Operating income for fiscal 2009 was $46.6 million, compared to $12.8 million for fiscal 2008. The operating margin for fiscal 2009 was 17.8%, compared to 7.9% for fiscal 2008. Excluding the estimated litigation loss, estimated exit costs and contributions made in lieu of state taxes, operating income was $53.7 million and operating margin was 20.5% for the year ended December 31, 2009.

•	Adjusted EBITDA increased 154% to $65.1 million for fiscal 2009, compared to $25.7 million for fiscal 2008.
•	The tax rate for fiscal 2009 was 39.7% compared to 36.6% for fiscal 2008.
•	Net income increased 308% to $27.3 million for fiscal 2009, compared to $6.7 million for fiscal 2008.
•
Diluted net income per share was $0.60 for fiscal 2009, compared to $0.17 for fiscal 2008. Excluding the estimated litigation loss and estimated exit costs, net of taxes, diluted net income per share was $0.69 for the year ended December 31, 2009.

Balance Sheet and Cash Flow
As of December 31, 2009, the Company had unrestricted cash, cash equivalents and marketable securities of $63.1 million compared to $35.6 million in cash and cash equivalents at the end of 2008 and restricted cash, cash equivalents and investments at December 31, 2009 and 2008 of $3.2 million and $5.1 million, respectively. The Company generated $61.2 million in cash from operating activities in fiscal year 2009 compared to $10.2 million in 2008. Excluding the payment of $19.5 million that was made to the Company’s former owner in April 2008 to satisfy in full all past royalties due under the royalty agreement and the elimination of the existing obligation to pay royalties for online student revenues in perpetuity, net cash provided by operating activities for the year ended December 31, 2008 would have been $22.5 million. During 2009, cash used in investing activities was primarily related to the acquisition of our campus land and buildings in the amount of $35.5 million. Other capital expenditures were $24.8 million in 2009 compared to $8.4 million in 2008. Cash provided by financing activities for the year ended December 31, 2009 was $24.7 million which was primarily driven from proceeds from our secondary offering of $14.9 million net of issuance costs and proceeds from debt financing associated with the acquisition of our campus land and buildings of $25.5 million, partially offset by the repurchase of shares of our common stock of $14.5 million. Cash provided by financing activities in 2008 totaled $12.3 million which was primarily driven from proceeds from our initial public offering of $128.8 million net of underwriting discounts and offering expenses, partially offset by the special distribution to shareholders of record as of November 18, 2008 of $108.7 million as well as the repayment of a line of credit of $6.0 million.
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Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2009 Results
First Quarter 2010 Outlook
For the first quarter ending March 31, 2010, enrollment is expected to grow between 34% and 37% to between 38,000 and 39,000 from 28,393 at March 31, 2009, and net revenues between 51% and 53% to between $83.5 million and $85.0 million from $55.5 million in the first quarter of 2009. Diluted earnings per share is expected to be between $0.19 and $0.20 per share.
2010 Annual Outlook
For fiscal year 2010 we expect net revenues to be between $390 million and $400 million for the year ended December 31, 2010, and enrollment to be between 47,000 and 49,000 at December 31, 2010. The annual tax rate is anticipated to be approximately 40%. Diluted earnings per share is expected to be between $1.15 and $1.23 per share.
Forward-Looking Statements
This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; expectations that regulatory developments or other matters will not have a material adverse effect on our financial position, results of operations, or liquidity; statements concerning projections, predictions, expectations, estimates, or forecasts as to our business, financial and operational results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.
Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the results of the ongoing investigation by the Department of Educations’s Office of Inspector General and the pending qui tam action regarding the manner in which we have compensated our enrollment personnel, and possible remedial actions or other liabilities resulting therefrom; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards; our ability to hire and train new, and develop and train existing, enrollment counselors; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects in our core disciplines; and other factors discussed in reports on file with the Securities and Exchange Commission.
Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
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Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2009 Results
Conference Call
Grand Canyon Education, Inc. will discuss its fourth quarter and full year 2009 results and 2010 outlook during a conference call scheduled for tomorrow, February 19, 2009 at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial 877-815-5362 (domestic and Canada) or 706-679-7806 (international), passcode 54465902 at 8:50 a.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.
A replay of the call will be available approximately two hours following the conclusion of the call through February 19, 2011, at 800-642-1687 (domestic) or 706-645-9291 (international), passcode 54465902. It will also be archived at www.gcu.edu in the investor relations section for 60 days.
About Grand Canyon Education, Inc.
Grand Canyon Education, Inc. is a regionally accredited provider of online postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, business, and healthcare. In addition to its online programs, it offers ground programs at its traditional campus in Phoenix, Arizona and onsite at the facilities of employers. Approximately 37,700 students were enrolled as of December 31, 2009. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

*
Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2009 Results
GRAND CANYON EDUCATION, INC.
Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In thousands, except per share amounts)
	Unaudited
		Restated
Net revenue	$77,454	$50,555	$261,902	$161,309
Costs and expenses:
Instructional costs and services	25,747	17,289	87,592	54,450
Selling and promotional, including $6,736 in 2009; $5,895 in 2008; $1,417 and $1,535 for the three months ended December 31, 2009 and 2008, respectively, to related parties	23,009	19,480	85,405	65,551
General and administrative	9,542	10,833	35,619	26,825
Estimated litigation loss	—	—	5,200	—
Exit costs	1,218	—	1,218	—
Royalty to former owner	74	73	296	1,686

Total costs and expenses	59,590	47,675	215,330	148,512

Operating income	17,864	2,880	46,572	12,797
Interest expense	(250)	(741)	(1,613)	(2,897)
Interest income	52	133	324	640

Income before income taxes	17,666	2,272	45,283	10,540
Income tax expense	6,571	627	17,979	3,855

Net income	11,095	1,645	27,304	6,685
Preferred dividends	—	(147)	—	(938)

Net income available to common stockholders	$11,095	$1,498	$27,304	$5,747

Net income per common share:
Basic	$0.24	$0.05	$0.60	$0.26

Diluted	$0.24	$0.04	$0.60	$0.17

Weighted average number of common shares outstanding:
Basic	45,636	31,240	45,184	22,185

Diluted	46,041	37,488	45,503	33,430

Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2009 Results
GRAND CANYON EDUCATION, INC.
Adjusted EBITDA
Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) royalty payments incurred pursuant to an agreement with our former owner that has been terminated as of April 15, 2008; (ii) management fees and expenses that are no longer paid; (iii) contributions to Arizona school tuition organizations in lieu of state income taxes; (iv) estimated litigation loss; (v) exit costs; and (vi) share-based compensation. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Although we believe that equity-plan related compensation will be a key element of our employee relations and long-term incentives, we intend to exclude it as an expense when evaluating our core operating performance in any particular period. Accordingly, we have included share-based compensation expenses, along with management fees and expenses, royalty expenses to our former owner, and any other expenses and income that we do not consider reflective of our core operating performance, as an adjustment when calculating Adjusted EBITDA.
Our management uses Adjusted EBITDA:
•	in developing our internal budgets and strategic plan;

•	as a measurement of operating performance;

•	as a factor in evaluating the performance of our management for compensation purposes;

•	to, in part, assess compliance with our loan agreement; and

•
in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as are used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

Adjusted EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use Adjusted EBITDA in addition to, and not as an alternative for, net income, operating income, or any other performance measure presented in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity.
The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited, in thousands)
Net income	$11,095	$1,645	$27,304	$6,685
Plus: interest expense net of interest income	198	608	1,289	2,257
Plus: income tax expense	6,571	627	17,979	3,855
Plus: depreciation and amortization	2,104	1,419	7,664	5,095

EBITDA	19,968	4,299	54,236	17,892

Plus: royalty to former owner	74	73	296	1,686
Plus: management fees and expenses	—	68	—	356
Plus: contributions to Arizona school tuition organizations in lieu of state income taxes	750	750	750	750
Plus: estimated litigation loss	—	—	5,200	—
Plus: exit costs	1,218	—	1,218	—
Plus: share-based compensation	980	4,991	3,419	4,991

Adjusted EBITDA	$22,990	$10,181	$65,119	$25,675

Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2009 Results
GRAND CANYON EDUCATION, INC.
Balance Sheets

	As of December 31,
($ in thousands, except share data)	2009	2008

ASSETS:
Current assets
Cash and cash equivalents	$62,571	$35,152
Restricted cash, cash equivalents and investments (of which $170 is unrestricted at December 31, 2009)	3,403	2,197
Accounts receivable, net of allowance for doubtful accounts of $7,553 and $6,356 at December 31, 2009 and 2008	13,802	9,442
Income taxes receivable	—	1,576
Deferred income taxes	6,685	2,603
Other current assets	3,785	2,629

Total current assets	90,246	53,599
Property and equipment, net	67,370	41,399
Restricted cash and investments (of which $2,928 is restricted at December 31, 2008)	360	3,403
Prepaid royalties	7,311	8,043
Goodwill	2,941	2,941
Deferred income taxes	5,956	7,404
Other assets	554	201

Total assets	$174,738	$116,990

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$8,762	$5,770
Accrued liabilities	18,103	9,674
Accrued estimated litigation loss	5,200	—
Accrued exit costs	832	—
Income taxes payable	2,261	172
Deferred revenue and student deposits	23,204	14,262
Due to related parties	1,174	1,197
Current portion of capital lease obligations	751	1,125
Current portion of notes payable	2,105	357

Total current liabilities	62,392	32,557
Capital lease obligations, less current portion	868	29,384
Notes payable, less current portion and other	25,450	1,459

Total liabilities	88,710	63,400

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2009 and 2008	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 45,657,946 and 45,465,160 shares issued and outstanding at December 31, 2009 and 2008, respectively	457	455
Additional paid-in capital	70,100	64,808
Accumulated other comprehensive income	(144)	16
Accumulated earnings (deficit)	15,615	(11,689)

Total stockholders’ equity	86,028	53,590

Total liabilities and stockholders’ equity	$174,738	$116,990

Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2009 Results
GRAND CANYON EDUCATION, INC.
Statements of Cash Flows

	Year Ended December 31,
($ in thousands)	2009	2008
Cash flows provided by operating activities:
Net income	$27,304	$6,685
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	3,419	4,991
Excess tax benefits from share-based compensation	(247)	(21)
Amortization of debt issuance costs	42	—
Provision for bad debts	14,016	8,465
Depreciation and amortization	7,960	5,095
Estimated litigation loss	5,200	—
Exit costs	832	—
Deferred income taxes and other	(2,537)	(351)
Changes in assets and liabilities:
Accounts receivable	(18,376)	(10,793)
Prepaid expenses and other	(377)	(751)
Due to/from related parties	(23)	468
Accounts payable	2,155	927
Accrued liabilities	8,928	3,596
Income taxes receivable/payable	3,929	(1,624)
Deferred revenue and student deposits	8,942	3,893
Prepaid royalties to former owner	—	(5,920)
Royalty payable to former owner	—	(7,428)
Deposit with former owner	—	3,000

Net cash provided by operating activities	61,167	10,232

Cash flows used in investing activities:
Capital expenditures	(24,760)	(8,374)
Purchase of campus land and buildings	(35,505)	—
Change in restricted cash and cash equivalents	1,844	2,083
Purchases of investments	—	(2,627)
Proceeds from sale or maturity of investments	—	2,570

Net cash used in investing activities	(58,421)	(6,348)

Cash flows provided by financing activities:
Principal payments on notes payable and capital lease obligations	(2,415)	(1,357)
Repayment on line of credit	—	(6,000)
Proceeds from debt	25,547	—
Debt issuance costs	(317)	—
Repurchase of outstanding shares	(14,495)	—
Repurchase of Institute Warrant	—	(6,000)
Repayment of Institute Note Payable	—	(1,250)
Proceeds from related party payable on preferred stock	—	5,725
Net proceeds from issuance of common stock	14,880	128,756
Payment of special distribution	—	(108,675)
Proceeds from exercise of warrant	—	526
Net proceeds from exercise of stock options	1,226	592
Excess tax benefits from share-based compensation	247	21

Net cash provided by financing activities	24,673	12,338

Net increase in cash and cash equivalents	27,419	16,222
Cash and cash equivalents, beginning of year	35,152	18,930

Cash and cash equivalents, end of year	$62,571	$35,152

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$1,802	$3,709
Cash paid during the year for income taxes	$16,307	$5,274
Supplemental disclosure of non-cash investing and financing activities
Purchase of equipment through notes payable and capital lease obligations	$2,116	$2,481
Purchases of property and equipment included in accounts payable and deferred rent	$1,098	$1,292
Settlement of capital lease obligation	$30,020	$—
Removal of Utah leasehold improvements	$274	$—
Accretion of dividends on Series C convertible preferred stock	$—	$938
Value assigned to Blanchard shares	$—	$2,996
Assumption of future obligations under gift annuities	$—	$887
Deferred tax on repurchase of Institute Warrant	$—	$2,316
Conversion of Series A and Series C convertible preferred stock	$—	$32,886

Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2009 Results
The following is a summary of our student enrollment at December 31, 2009 and December 31, 2008 (which included less than 200 students pursuing non-degree certificates) by degree type and by instructional delivery method:

	December 31, 2009		December 31, 2008
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(1)	16,097	42.7%	13,031	52.9%
Undergraduate degree	21,612	57.3%	11,605	47.1%

Total	37,709	100.0%	24,636	100.0%

	December 31, 2009		December 31, 2008
	# of Students	% of Total	# of Students	% of Total
Online(2)	34,596	91.7%	21,955	89.1%
Ground(3)	3,113	8.3%	2,681	10.9%

Total	37,709	100.0%	24,636	100.0%

(1)	Includes 315 and 56 students pursuing doctoral degrees at December 31, 2009 and 2008, respectively.

(2)	As of December 31, 2009 44.5% of our Online students are pursuing graduate degrees.

(3)	Includes both our traditional on-campus students, as well as our professional studies students.
The following tables summarizes the unaudited quarterly results of operations as originally reported and as restated for each of the four quarters of 2008 and the first two quarters of 2009 with the restated amounts reflecting amounts that would have been recorded had the days approach been used to recognize revenue and related expenses for all periods presented.

	2009
	First Quarter	First Quarter	Second Quarter	Second Quarter
	As Reported	As Restated	As Reported	As Restated
Net revenue	$58,964	$55,459	$59,400	$62,905
Costs and expenses:
Instructional costs and services	18,332	17,968	20,047	20,411
Selling and promotional	19,670	19,575	20,631	20,726
General and administrative	8,833	8,833	8,688	8,688
Estimated litigation loss	—	—	—	—
Estimated exit costs	—	—	—	—
Royalty to former owner	74	74	74	74

Total costs and expenses	46,909	46,450	49,440	49,899

Operating income	12,055	9,009	9,960	13,006
Net interest expense	(559)	(558)	(299)	(300)

Income before income taxes	11,496	8,451	9,661	12,706
Income tax expense	4,593	3,376	3,846	5,063

Net income available to common stockholders	$6,903	$5,075	$5,815	$7,643

Earnings per share:
Basic income per share(1)	$0.15	$0.11	$0.13	$0.17

Diluted income per share(1)	$0.15	$0.11	$0.13	$0.17

Basic weighted average shares outstanding	45,474	45,474	44,846	44,846

Diluted weighted average shares outstanding	45,821	45,821	45,051	45,051

(1)	The sum of quarterly income per share may not equal annual income per share due to rounding and second quarter net loss.

	2008
	First Quarter	First Quarter	Second Quarter	Second Quarter
	As Reported	As Restated	As Reported	As Restated
Net revenue	$35,709	$33,389	$34,566	$36,945
Costs and expenses:
Instructional costs and services	11,620	11,334	12,408	12,730
Selling and promotional	12,586	12,487	14,887	14,984
General and administrative	4,541	4,541	6,419	6,419
Royalty to former owner	1,022	956	466	533

Total costs and expenses	29,769	29,318	34,180	34,666

Operating income (loss)	5,940	4,071	386	2,279
Net interest expense	(560)	(561)	(515)	(515)

Income (loss) before income taxes	5,380	3,510	(129)	1,764
Income tax expense (benefit)	2,076	1,355	(49)	681

Net income (loss)	3,304	2,155	(80)	1,083
Preferred dividends	(253)	(253)	(268)	(268)

Net income (loss) available to common stockholders	$3,051	$1,902	$(348)	$815

Earnings (loss) per share:
Basic income (loss) per share(1)	$0.16	$0.10	$(0.02)	$0.04

Diluted income (loss) per share(1)	$0.09	$0.06	$(0.02)	$0.03

Basic weighted average shares outstanding	19,036	19,036	19,142	19,142

Diluted weighted average shares outstanding	33,849	33,849	19,142	31,395

(1)	The sum of quarterly income per share may not equal annual income per share due to rounding and second quarter net loss.

	2008
	Third Quarter	Third Quarter	Fourth Quarter	Fourth Quarter
	As Reported	As Restated	As Reported	As Restated
Net revenue	$39,351	$40,420	$51,683	$50,555
Costs and expenses:
Instructional costs and services	12,967	13,097	17,455	17,289
Selling and promotional	18,562	18,600	19,516	19,480
General and administrative	5,032	5,032	10,833	10,833
Royalty to former owner	124	124	74	73

Total costs and expenses	36,685	36,853	47,878	47,675

Operating income (loss)	2,666	3,567	3,805	2,880
Net interest expense	(573)	(573)	(609)	(608)

Income (loss) before income taxes	2,093	2,994	3,196	2,272
Income tax expense (benefit)	841	1,193	987	627

Net income (loss)	1,252	1,801	2,209	1,645
Preferred dividends	(270)	(270)	(147)	(147)

Net income (loss) available to common stockholders	$982	$1,531	$2,062	$1,498

Earnings (loss) per share:
Basic income (loss) per share(1)	$0.05	$0.08	$0.07	$0.05

Diluted income (loss) per share(1)	$0.03	$0.05	$0.06	$0.04

Basic weighted average shares outstanding	19,219	19,219	31,240	31,240

Diluted weighted average shares outstanding	30,970	30,970	37,488	37,488

(1)	The sum of quarterly income per share may not equal annual income per share due to rounding and second quarter net loss.